Exhibit 10.7
PEROT SYSTEMS CORPORATION
1991 STOCK OPTION PLAN
Amended and Restated as of September 28, 2005
     This 1991 Stock Option Plan, as amended and restated as of September 28, 2005, of Perot Systems Corporation is for the purpose of attracting and retaining outstanding employees of the Company (defined below) and providing them with a strong incentive to contribute to the success of the Company by granting them options to acquire shares of Common Stock, $0.01 par value, of Perot Systems in accordance with the provisions of the Plan, as set forth below.
     Certain capitalized terms used in this Plan are defined at the end of the Plan. Other terms used in the Plan are defined in the text as they occur and have the meanings there indicated.
1. Term and Amendments.
     The Plan is effective when approved by the Board of Directors of Perot Systems. Either the Board of Directors or the shareholders may amend or terminate the Plan in their sole discretion. Neither the Board of Directors nor the shareholders, however, may amend or terminate the Plan in a way that adversely affects any rights relating to stock options granted under the Plan before the amendment or termination without the consent of the person whose rights are adversely affected.
2. Administration.
     The Board of Directors is responsible for administering and interpreting the Plan, which responsibility may be delegated to a Committee of the Board or to the Chief Executive Officer or other officer of Perot Systems (collectively, the “Committee”). The Committee may from time to time adopt, amend, waive, and rescind such procedures for the administration of the Plan as it deems advisable, consistent with the provisions of the Plan. To the extent permitted by law, any determination made by the Committee in administering or interpreting the Plan is conclusive.
3. Available Shares.
     The Board of Directors shall reserve for issuance not more than 109 million shares of Common Stock to be available for issue pursuant to stock options granted under the Plan and stock options and restricted shares of Common Stock issued under the Company’s Restricted Stock Plan, 1996 Advisor and Consultant Stock Option/Restricted Stock Incentive Plan, 1996 Non-Employee Director Stock Option/Restricted Stock Incentive Plan, and Advisor Stock Option/Restricted Stock Incentive Plan. Shares made available upon the exercise of stock options granted under the Plan may be either treasury shares or authorized but unissued shares or a combination of the two. If any stock option granted under this Plan expires or becomes unexercisable without having been exercised in full, the unpurchased shares of Common Stock that were subject to such stock option shall become available for future grant or sale under this Plan (unless the Plan has terminated), provided, however, that shares of Common Stock that have

1991 Stock Option Plan
Amended and Restated as of September 28, 2005

actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if such shares are repurchased by Perot Systems at their original purchase price, such shares shall become available for future grant under the Plan. If any change is made in the shares of Common Stock (including, but not limited to, by stock dividend, stock split, or merger or consolidation, but not including the issuance of additional shares for consideration), the Board of Directors or the Committee, as appropriate, will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be optioned and sold under the Plan and the number and kind of shares (which may consist of shares of a surviving corporation to a merger) and purchase price per share of shares subject to outstanding Stock Option Agreements under the Plan as the Board of Directors or the Committee determines are equitable to preserve the respective rights of the Participants in the Plan.
4. Participants; Stock Option Agreements.
     The Committee shall select the employees of the Company who will be granted stock options under the Plan and shall determine the terms of the stock options to be granted to each selected employee, including (i) the number of shares of Common Stock to be covered by each option; (ii) the purchase price per share of the Common Stock (consistent with applicable law) covered by each option, which must be at least equal to the Market Value of the Common Stock at the time of the grant or, in the case of grants after July 17, 1998, at a future time selected by the Committee; (iii) the term of each option, which may not exceed 11 years; (iv) the vesting schedule for each option; (v) any holding period or other restriction applicable to shares of Common Stock purchased pursuant to each option; and (vi) any other terms deemed appropriate by the Committee. Each such employee may elect to become a Participant in the Plan by entering into a Stock Option Agreement approved by the Committee. The Committee may from time to time modify or amend any or all Stock Option Agreements issued pursuant to the Plan, including, without limitation, modifications or amendments to extend the post-termination exercisability period longer than is otherwise provided for in the Plan or the Stock Option Agreements, provided, however, that no amendment of a Stock Option Agreement shall adversely affect any rights of a holder of options granted under the Plan unless agreed to in writing by such holder. The Stock Option Agreement will contain provisions to reflect and enforce the applicable provisions of the Plan and any other provisions deemed appropriate by the Committee, including the following:
(a)	Payment of Purchase Price Upon Exercise.
     Each Stock Option Agreement will provide that the purchase price of the shares as to which an option is exercised must be paid to Perot Systems at the time of exercise either in cash or in such other consideration as the Committee may approve having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash and such other consideration. Other consideration may include shares of Common Stock already held by a Participant or Common Stock withheld upon the exercise of the option, which will be accepted at Market Value.

1991 Stock Option Plan
Amended and Restated as of September 28, 2005

(b)	Investment Representation.
     Each Stock Option Agreement will provide that, upon demand by the Committee, any person exercising a stock option under the Plan may be required to deliver to the Committee, at the time of any exercise of the option, a written representation that the shares acquired upon the exercise are being acquired for investment and not for resale or with a view to distribution.
5. Payment of Taxes with Common Stock.
     The Committee may elect to assist Participants in satisfying an obligation to pay or withhold taxes required as a result of the exercise of an option by accepting shares of Common Stock at Market Value to satisfy the tax obligation. The shares of Common Stock accepted may be either shares withheld upon the exercise of an option or other shares already owned by the Participant. In determining whether to approve acceptance of shares of Common Stock to satisfy a tax obligation, the Committee may consider whether the shares proposed to be accepted are subject to any holding period or other restrictions on transfer and may waive or arrange for the waiver of any such restrictions.
6. Restrictions and Conditions Applicable to Stock Options and Purchased Stock.
     All stock options granted to a Participant pursuant to a Stock Option Agreement and shares of Purchased Stock shall, except as otherwise provided in the Stock Option Agreement, be subject to the following restrictions and conditions:
(a)	Non-transferability of Options.
     No option granted under the Plan may be sold or otherwise transferred other than by will or by the laws of descent and distribution upon the Participant’s death. During the lifetime of the Participant, the option is exercisable only by the Participant.
(b)	Restricted Stock.
     Unless Perot Systems otherwise agrees in writing, shares of Purchased Stock may not be sold or otherwise transferred, other than by will or under the laws of descent and distribution upon the Participant’s death, until and unless (i) any holding period or other restriction on such a sale or other transfer specified in the Stock Option Agreement has expired, and (ii) Perot Systems has waived in writing any option to buy back such shares that it may have under the Stock Option Agreement.
(c)	Buyback of Purchased Stock and Payback of Certain Profits.
     Perot Systems will have the right to buy back from a Participant any Purchased Stock then owned by the Participant and the right to require a Participant to pay back to Perot Systems the amount of the Participant’s Net Investment Proceeds with respect to shares of Purchased Stock that have been sold or otherwise transferred by the Participant in the circumstances and on the terms and conditions specified in the Participant’s Stock Option Agreement.

1991 Stock Option Plan
Amended and Restated as of September 28, 2005

7. Stock Certificates; Rights as Shareholder.
     A Stock Option Agreement may provide that Perot Systems will retain for safekeeping all certificates representing shares of Purchased Stock issued under the agreement. Each such certificate may bear such legends as the Committee determines are necessary or appropriate. Whether or not certificates representing such shares have been issued or delivered, each Participant upon purchasing such shares will have all the rights of a shareholder of Common Stock, including voting, dividend, and distribution rights, with respect to all shares of Purchased Stock owned by the Participant, except as may otherwise be provided in the Participant’s Stock Option Agreement. No Participant will have any rights as a shareholder with respect to any shares of Common Stock subject to options granted under the Plan before the date of issuance to the Participant of shares upon the exercise of such options.
8. Compliance with Laws and Regulations.
     The Plan, the grant and exercise of options under the Plan, and the obligation of Perot Systems to sell and deliver shares under such options, are subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Perot Systems is permitted a reasonable delay in issuing any shares of Common Stock pursuant to the exercise of options granted under the Plan in order to accommodate compliance with such laws, rules, regulations, and approvals, including (i) the listing of such stock on any registered national securities exchange or approval for quotation in the National Association of Securities Dealers Automated Quotation (“NASDAQ”) system and (ii) the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body that Perot Systems may, in its sole discretion, determine to be necessary or advisable.
9. Severability.
     If any provision of the Plan is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of the Plan will not be affected.
10. Effect on Other Plans.
     The adoption of this Plan has no effect on awards made or to be made under other equity incentive plans covering employees of Perot Systems or any of its subsidiaries or any of their predecessors or subsidiaries.
11. Governing Law.
     The Plan shall be governed by and construed in accordance with the law of the State of Texas, without regard to the choice of law rules in such law.
12. Definitions.
     As used in this Plan, the following terms have the meanings indicated:

1991 Stock Option Plan
Amended and Restated as of September 28, 2005

     “Board of Directors” means the Board of Directors of Perot Systems.
     “Committee” means the Committee established by the Board of Directors under Section 2 of the Plan.
     “Common Stock” means the Class A Common Stock, $0.01 par value, of Perot Systems.
     “Company” means Perot Systems and its direct or indirect subsidiaries (i) in which Perot Systems owns a 40% or greater voting, equity or other economic interest or (ii) the financial statements of which are consolidated with the financial statements of Perot Systems.
     “Market Value” of a share of Common Stock on a given date means the closing sale price for Common Stock, as determined in good faith by the Board of Directors, on such date or, if no closing sale price is available for such date, on the most recent prior date for which a closing sale price is available or, if no closing sale price is available, the closing bid price, as so determined, on such date or, if no closing bid price is available for such date, the closing bid price on the most recent prior date for which a closing bid price is available.
     “Net Investment Proceeds”, with respect to any share of Purchased Stock sold or otherwise transferred by a Participant or a Participant’s successor in interest, means the greater of the value of the gross proceeds received for such share or the Market Value of such share on the date of sale or transfer less, in either case, (i) the exercise price of the option for such share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) reasonable and customary commissions paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.
     “Participant” means a person who has entered into a Stock Option Agreement and the person’s successors and permitted assigns.
     “Perot Systems” means Perot Systems Corporation.
     “Plan” means this Stock Option Plan, as it may be amended.
     “Purchased Stock” means outstanding Common Stock purchased pursuant to options granted under the Plan.
     “Stock Option Agreement” means an agreement entered into by an employee and Perot Systems under which the employee accepts options granted under the Plan.

1991 Stock Option Plan
Amended and Restated as of September 28, 2005